UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Micron Technology, Inc.
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Micron Technology, Inc.
8000 S. Federal Way
P.O. Box 6
Boise, Idaho 83707-0006
Tel: 208.368.4500
Fax: 208.368.4540

January 2, 2024

To:     Glass Lewis

Re:     Report Feedback Statement

Thank you for the opportunity to respond to the Glass Lewis proxy paper (the “Proxy Report”) on Micron Technology, Inc. (“Micron Technology”) that provides analysis and recommendations with respect to the proposals in Micron Technology’s proxy statement for the 2024 annual meeting of stockholders filed with the Securities and Exchange Commission on November 29, 2023 (the “Proxy Statement”). This letter addresses certain aspects of Glass Lewis’ analysis in the Proxy Report that need clarification, specifically with respect to the advisory vote on the compensation of our named executive officers (“Say-on-Pay proposal”). Our Board of Directors unanimously recommended that shareholders vote “FOR” the ”Say on Pay Proposal”.

Pay-for-Performance

Glass Lewis’ pay-for-performance analysis reflected in its Proxy Report leaves an inaccurate perception of Micron Technology’s executive compensation program.

As discussed in the Proxy Statement and our Annual Report, our fiscal 2023 was a historically challenging period for the memory and storage industry in which we operate. Among other things, revenues for Micron Technology’s industry were at a multi-year low. Our Glass Lewis-assigned peer groups are made up of companies that largely operate outside of the highly volatile memory and storage industry, and that therefore were not directly or significantly impacted by the same challenges we faced. See, for instance, the relatively stable EBITDA over time that the table on p.5 of the Proxy Report shows for our Glass Lewis “Industry” and “Market” peer groups. Compare this to Micron Technology’s more volatile EBITDA in that same table.

In light of the historic downturn in our industry, grading our pay-for-performance against companies outside of that industry (i.e., our Glass Lewis “Industry” and “Market” peer groups) presents an inaccurate view of how Micron performed relative to comparable companies, particularly when that review of performance is largely focused on a single year, as in your Proxy Report. Moreover, in response to the downturn, we took significant actions to reduce compensation, including suspending our 2023 bonus program company-wide and cutting executive salaries by up to 20%.

Micron Technology, Inc. 8000 S. Federal Way Boise, ID 83707-0006 208. 368.4000 micron.com

Peer Group

Glass Lewis asserts that the peer group we (as opposed to Glass Lewis) chose to inform our compensation decisions for our fiscal 2023 included five peers with more than twice our market capitalization and six peers with more than twice our revenue. This peer group was determined in January of 2022 based on the data available as of that time and in consultation with Compensia, our independent consultant to the Compensation Committee of the Board of Directors. At that time, our revenue was positioned at the 75th percentile of the peer group and our market capitalization was at the 27th percentile. We also considered operating income (Micron was positioned at the 66th percentile of the peers), net income (Micron was positioned at the 74th percentile of the peers) and headcount (Micron was positioned at the 57th percentile of the peers) when developing our peer group. Our peer group also is comprised of companies that we compete with, or are likely to compete with, for executive talent. We believe when all of these factors are considered, our peer group served as a reasonable basis to inform compensation decisions for fiscal 2023.

Performance Goal Disclosure

Glass Lewis also contends that we did not fully disclose the 2023 performance goals for the short-term cash incentive awards granted under our Executive Officer Performance Incentive Plan (“EIP”). It is important to note that early in 2023, we terminated the EIP for 2023 and determined to make no payouts under the plan for 2023. That fact should mitigate concerns over the level of disclosure of our goals for our short-term cash incentive awards. Nevertheless, even though executives were not compensated in any way under the EIP in 2023, we included extensive disclosure in the Proxy Statement about the structure of the plan to provide insight into the decision-making of our Compensation Committee at the time compensation was set for 2023 (see pages 39 – 42). Further, in demonstration of our commitment to enhanced disclosures regarding the EIP, we have included voluntary disclosure of the overall design of the EIP for fiscal 2024 (see page 39). We have committed (also on page 39) to provide details regarding fiscal 2024 EIP profitability goals, including the threshold – maximum pay opportunities, and detail regarding our actual performance against the profitability and strategic goals, in next year’s proxy statement. Given this extensive, voluntary disclosure about our go-forward program, criticism for not disclosing the goals of a terminated plan is simply misplaced and risks confusing shareholders.

Glass Lewis also commented on the performance goal disclosure for our performance-based restricted stock unit awards (“PRSUs”) granted under our long-term equity incentive program. With respect to the PRSUs that vest based on achievement for total shareholder return relative to the median of the PHLX Semiconductor Sector Index, on page 46 of the Proxy Statement, we clearly disclosed the goals for our total shareholder return relative to the median of the index. These PRSUs comprise 50% of the PRSUs granted to our named executive officers long-term equity incentive program in 2023.

We described our operational goals for the remaining 50% of our PRSUs on page 45 of the Proxy Statement.

As discussed extensively in our Proxy Statement, full details regarding our strategic and operational goals are omitted because these strategic and operational goals involve highly confidential, competitively sensitive information, including forward-looking targets and product-specific strategies that, if disclosed, could cause irreparable competitive harm to us by providing competitors with insight into our internal processes, know-how, products and business initiatives, particularly as many of our goals build on multi-year achievements in order to execute on our overall business strategies. Revealing such information would allow competitors to leverage it to their competitive advantage, to our detriment and the detriment of our shareholders. It is important to note that the strategic and operational goals in our PRSU program continue to drive significant business success. In our last fiscal year we:

1.	Achieved world-class mature yields in record time on our industry-leading DRAM and 232-layer NAND technologies

Micron Technology, Inc. 8000 S. Federal Way Boise, ID 83707-0006 208. 368.4000 micron.com

2.	Were first in our industry to introduce 1-beta DDR5 DRAM and low-power DDR5X DRAM products and were the first to ship HBM3E samples with industry-leading performance and power efficiency

3.	Were the first to introduce 232-layer NAND SSD products in data center, client and consumer markets

4.	Achieved record annual automotive revenue and record NAND QLC bit shipments for the full fiscal year

5.	Reached record levels in calendar Q2 2023 for revenue share in data center and client SSDs

Nevertheless, we understand shareholders' desire for additional detail regarding our strategic goals, and we have strived to provide greater visibility into the strategic goal components where possible, while balancing these competitive concerns. Going forward, we will continue to review and consider the extent to which we can maximize our transparency to investors while simultaneously balancing these competitive concerns.

We thank Glass Lewis for the opportunity to respond to the Proxy Report. As noted above, we believe the Proxy Report presents an incomplete view in several areas and may confuse shareholders. We respectfully request that you update the Proxy Report to reflect the points made above. Please let us know if a live discussion or additional information would be helpful.

Sincerely,

/s/Robert Switz
Robert Switz
Chairman of the Board
Member of the Compensation Committee

Micron Technology, Inc. 8000 S. Federal Way Boise, ID 83707-0006 208. 368.4000 micron.com